Exhibit 99.2

          Prime Group Realty Trust Reports First Quarter 2005 Results

     CHICAGO--(BUSINESS WIRE)--May 6, 2005--Prime Group Realty Trust (NYSE:PGE) (the "Company") announced its results today for the quarter ended March 31, 2005. Net income available to common shareholders was $2.3 million or $0.10 per share for the first quarter of 2005, as compared to a net loss of $7.3 million or $0.31 per share reported for the first quarter of 2004. Funds From Operations ("FFO") available to common shareholders for the first quarter of 2005 totaled $0.07 per share, as compared to $0.13 per share for the first quarter of 2004.
     Revenue for the first quarter was $28.5 million, a decrease of $1.0 million from first quarter 2004 revenue of $29.5 million. The decrease was principally due to a lease termination fee of $0.3 million received in 2004, a decrease of $0.3 million due to lower occupancy, and a reduction in the Company's Services Company revenues of $0.2 million.
     The $9.6 million, or $0.41 per share, improvement in the net income (loss) was principally a result of:

     -- Additional gain on sale related to the Bank One Center Joint Venture of $8.7 million, or $0.37 per share, net of minority interest, as a result of a $9.8 million distribution received from the joint venture in January 2005 due to the Company meeting a leasing earnout target under the joint venture agreement,

     -- A net loss of $1.8 million, or $0.08 per share, in first quarter 2004 from the operations of the Company's former 33 West Monroe Street property, which was sold in April 2004,

     -- A $0.8 million, or $0.03 per share, improvement in the Company's share of the 77 West Wacker Drive joint venture results, and

     -- A reduction in first quarter 2005 interest expense and deferred financing fee amortization of $0.5 million, or $0.02 per share, principally related to the retirement of debt with proceeds from properties sold in 2004.

     These were partially offset by:

     -- An increase in the non-cash allocation of accounting losses of $0.4 million, or $0.02 per share, for the Company's share of the Bank One Center joint venture operations, and

     -- An increase in strategic alternative costs of $1.9 million, or $0.08 per share.

     The decrease in FFO is principally due to the reasons discussed above for the change in GAAP loss, with the exception of real estate depreciation and amortization, which is excluded from expense when computing FFO as well as the exclusion of the gain on sale of real estate. In addition, for the purposes of computing FFO available to common shareholders per share, the Company included outstanding common shares and common units in its operating partnership in arriving at weighted average shares of beneficial interest. FFO is a non-GAAP financial measure. The Company believes that net income (loss) is the most directly comparable GAAP financial measure to FFO and has included a reconciliation of this measure to GAAP net income (loss) with this press release.
     With respect to the Company's leasing activity, Jeffrey A. Patterson, the Company's President and CEO commented, "We are pleased with our leasing volume, particularly if you include leases signed after quarter-end, totaling 597,694 rentable square feet. This included 25,140 rentable square feet of new leases, 82,203 rentable square feet of lease expansions and 57,351 rentable square feet of lease renewals and extensions which commenced during the first quarter. During the quarter, we also executed 34,730 rentable square feet of new leases and 29,483 rentable square feet of renewals and expansions, which commence in the second quarter of 2005 or beyond. Portfolio occupancy (including joint venture properties) decreased to 83.2% as of March 31st versus 83.3% at the end of the fourth quarter of 2004. However, occupancy is up for the first three months of 2005 from the 82.0% occupancy level at the end of the first quarter of 2004. During this period, the Chicago CBD and Suburban office market overall vacancy factor (including sublease space) increased from 20.5% to 20.6% according to CB Richard Ellis. Subsequent to the end of the quarter, we entered into an additional 368,787 rentable square feet of new leases, renewals and expansions, including our recently announced 294,175 rentable square foot lease at Bank One Center with Seyfarth Shaw, LLP, a leading national law firm. This brings the leased percentage for our total portfolio, including joint ventures, from 83.2% to 87.9%".

     Continental Towers Refinanced

     On May 5, 2005, the Company refinanced its Continental Towers property with a first mortgage loan in the principal amount of $75.0 million from SunAmerica Life Insurance Company. Proceeds of the loan were utilized to repay the existing first mortgage loan encumbering the property in the amount of $65.6 million, including accrued interest, pay closing costs and expenses and for general corporate purposes. The loan matures on May 1, 2008 and bears interest at 30-day LIBOR plus 1.75%. The previous loan had a fixed interest rate of 7.22% per year. Payments of interest only are due monthly and there is no required principal amortization. The Company entered into an environmental indemnity agreement and intercreditor agreement for the benefit of the lender. Simultaneously with the closing, the Company purchased an interest rate protection agreement capping LIBOR at 6.5%, which results in a maximum interest rate of 8.25%.
     The loan can be repaid at any time provided there is a 1.0% prepayment fee through October 31, 2005, a 0.50% prepayment fee from November 1, 2005 through April 30, 2007 and no prepayment fee thereafter. The Company has two one-year extension options for the loan at then current market rates and upon the payment of a 0.25% extension fee, provided, among other things, the property is meeting at least a 1.35 debt service coverage ratio. The Company has the right to convert the loan to a seven-year fixed rate loan at any time during the term subject to the lender's underwriting requirements and then market loan terms.

     Conference Call Information

     Prime Group Realty Trust has scheduled an investor conference call for Tuesday, May 10, 2005 at 9:00 a.m. (CT) to discuss the Company's results for the quarter ended March 31, 2005. Investors and interested parties may listen to the call via a live webcast accessible on the Company's web site at www.pgrt.com. To listen, please register and download audio software on the site at least fifteen minutes prior to the start of the call. The webcast will be archived on the site until May 17, 2005.
     To participate via teleconference, please call 877-294-9745 at least five minutes prior to the beginning of the call. If you are calling from outside North America, please call 706-679-7562. A replay of the call will be available through May 17, 2005 by calling 800-642-1687 or 706-645-9291 and entering the Conference ID #5959397 with your telephone keypad.
     In addition to the information provided in this press release, the Company publishes a quarterly "Supplemental Financial and Operating Statistics" package. The supplemental information package and the information contained in this press release can be found on the Company's web site under "Investor Information," and as part of a current report on Form 8-K furnished to the Securities and Exchange Commission.

     About the Company

     Prime Group Realty Trust is a fully integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops primarily office real estate, in metropolitan Chicago. The Company owns 11 office properties containing an aggregate of approximately
4.6 million net rentable square feet, one industrial property comprised of approximately 120,000 net rentable square feet, three joint venture interests in office properties totaling 2.8 million net rentable square feet, and approximately 6.3 acres of land suitable for new construction.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management's current views with respect to future events and financial performance. The words "will be", "believes", "expects", "anticipates" "estimates" and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company's filings with the Securities and Exchange Commission.


                       Prime Group Realty Trust
                 Consolidated Statements of Operations
             (dollars in thousands, except per share data)
                              (Unaudited)

                                                Three Months ended
                                                     March 31
                                                2005          2004
                                            --------------------------
Revenue:
Rental                                      $    15,991   $    16,314
Tenant reimbursements                            10,543        11,029
Other property revenues                             932           891
Services Company revenue                          1,022         1,270
                                            --------------------------
Total revenue                                    28,488        29,504

Expenses:
Property operations                               7,828         7,744
Real estate taxes                                 6,351         6,231
Depreciation and amortization                     5,574         5,440
General and administrative                        2,424         2,479
Services Company expenses                           775         1,266
Severance costs                                     176             -
Strategic alternative costs                       1,934             -
                                            --------------------------
Total expenses                                   25,062        23,160

Operating income                                  3,426         6,344
Loss from investments in unconsolidated
 joint ventures                                  (3,057)       (3,288)
Other income                                        578           655
Interest:
    Expense                                      (6,771)       (7,210)
    Amortization of deferred financing costs       (256)         (363)
                                            --------------------------
Loss from continuing operations before
 minority interests                              (6,080)       (3,862)
Minority interests                                  958           644
                                            --------------------------
Loss from continuing operations                  (5,122)       (3,218)
Discontinued operations, net of minority
 interests of $(123) and $233 in 2005 and
 2004, respectively                                 947        (1,764)
                                            --------------------------
Loss before gain (loss) on sales of real
 estate                                          (4,175)       (4,982)
Gain (loss) on sales of real estate, net of
 minority interests of $(1,138) and $2 in
 2005 and 2004, respectively                      8,758           (18)
                                            --------------------------
Net income (loss)                                 4,583        (5,000)
Net income allocated to preferred
 shareholders                                    (2,250)       (2,250)
                                            --------------------------
Net income (loss) available to common
 shareholders                               $     2,333   $    (7,250)
                                            ==========================

Basic and diluted earnings available to
 common shares per weighted-average common
 share:
Loss from continuing operations             $     (0.31)  $     (0.23)
Discontinued operations, net of minority
 interests                                         0.04         (0.08)
Gain (loss) on sales of real estate, net of
 minority interests                                0.37             -
                                            --------------------------
Net income (loss) available per weighted-
 average common share of beneficial
 interest -basic and diluted                $      0.10   $     (0.31)
                                            ==========================



                       Prime Group Realty Trust
 GAAP Reconciliation of Net(Loss) Income to Funds From Operations(FFO)
                Available to Common Share/Unit Holders
                              (Unaudited)

                                                Three Months Ended
                                                     March 31
                                                2005         2004
                                            --------------------------
                                                  (in thousands)
Net income (loss)                           $     4,583   $    (5,000)
Adjustments to reconcile to Funds from
 Operations available to common
  shareholders:
 Real estate depreciation and
  amortization                                    5,244         5,108
 Amortization of costs for leases
  assumed                                            69            72
 Joint venture adjustments                        4,480         4,388
 (Gain) loss on sale of operating property,
  net of minority interests                      (8,758)           18
Adjustment for discontinued operations:
 Real estate depreciation and amortization            -         2,079
 Gain on sale (included in discontinued
 operations)                                       (709)            -
 Minority interests                                 123          (233)
Minority interests                                 (958)         (644)
                                            --------------------------
Funds From Operations                             4,074         5,788
 Income allocated to preferred shareholders      (2,250)       (2,250)
                                            --------------------------
Funds from Operations available to common
 shareholders (1)                           $     1,824   $     3,538
                                            ==========================

FFO available to common share/unit holders
 per share/unit of beneficial interest:
  Basic and Diluted                         $      0.07   $      0.13
                                            ==========================

Weighted average shares/units of beneficial
 interest:
    Common shares                                23,675        23,671
    Nonvested employee stock grants                   6             9
    Operating Partnership units                   3,076         3,076
                                            --------------------------
     Basic                                       26,757        26,756
                                            ==========================

    Common shares                                23,675        23,671
    Nonvested employee stock grants                   6             -
    Employee stock options                           26            20
    Operating Partnership units                   3,076         3,076
                                            --------------------------
     Diluted                                     26,783        26,767
                                            ==========================

(1) Funds from Operations is a non-GAAP financial measure. Funds from Operations ("FFO") is defined as net income (loss), computed in accordance with generally accepted accounting principles ("GAAP") plus real estate depreciation and amortization, excluding gains (or losses) from sales of operating properties, and after comparable adjustments for unconsolidated joint ventures and discontinued operations. FFO includes results from discontinued operations, including revenues, property operations expense, real estate taxes expense and interest expense. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than us. We utilize FFO as a performance measure. We believe that FFO provides useful information to investors regarding our performance as FFO provides investors with additional means of comparing our operating performance with the operating performance of our competitors. FFO is not representative of cash flow from operations, is not indicative that cash flows are adequate to fund all cash needs, and should not be considered as an alternative to cash flows as a measure of liquidity. We believe that net income
    (loss) is the most directly comparable GAAP financial measure to FFO.



                       Prime Group Realty Trust
                      Consolidated Balance Sheets
               (dollars in thousands, except share data)
                              (Unaudited)


Assets                                        March 31     December 31
                                                2005          2004
                                            --------------------------
Real estate, at cost:
 Land                                       $   124,100   $   124,100
 Building and improvements                      495,688       494,742
 Tenant improvements                             65,750        62,452
 Furniture, fixtures and equipment                9,966         9,927
                                            --------------------------
                                                695,504       691,221
 Accumulated depreciation                      (112,493)     (107,440)
                                            --------------------------
                                                583,011       583,781
 Property held for development                    1,588         1,588
                                            --------------------------
                                                584,599       585,369

Properties held for sale                              -           591
Investments in unconsolidated joint ventures     22,607        26,088
Cash and cash equivalents                        75,469        71,731
Receivables, net of allowance of $1,887 and
 $1,985 at March 31, 2005 and December 31,
 2004, respectively:
   Tenant                                         1,966           641
   Deferred rent                                 18,722        18,934
   Other                                          1,419         2,190
Restricted cash escrows                          36,279        42,774
Deferred costs, net                              16,751        16,255
Other                                             1,915         2,790
                                            --------------------------
Total assets                                $   759,727   $   767,363
                                            ==========================

Liabilities and Shareholders' Equity
Mortgage notes payable                      $   426,433   $   427,445
Accrued interest payable                          1,544         1,508
Accrued real estate taxes                        20,744        25,861
Accrued tenant improvement allowances             6,428         4,884
Accounts payable and accrued expenses             7,767         9,184
Liabilities for leases assumed                    9,301         9,957
Deficit investment in unconsolidated joint
 venture                                          3,962         4,087
Dividends payable                                 2,250         2,250
Other                                            14,052        17,609
                                            --------------------------
Total liabilities                               492,481       502,785
Minority interests:
 Operating Partnership                           19,457        19,154
Shareholders' equity:
 Preferred Shares, $0.01 par value;
  30,000,000 shares authorized:
  Series B - Cumulative Redeemable
  Preferred Shares, 4,000,000 shares
  designated, issued and outstanding                 40            40
 Common Shares, $0.01 par value; 100,000,000
  shares authorized; 23,675,121 and
  23,671,996 shares issued and outstanding
  at March 31, 2005 and December 31, 2004,
  respectively                                      236           236
 Additional paid-in capital                     381,293       381,293
 Accumulated other comprehensive loss              (436)         (468)
 Distributions in excess of earnings           (133,344)     (135,677)
                                            --------------------------
Total shareholders' equity                      247,789       245,424
                                            --------------------------
Total liabilities and shareholders' equity  $   759,727   $   767,363
                                            ==========================


     CONTACT: Prime Group Realty Trust
              Jeffrey A. Patterson, 312-917-1300
              President and Chief Executive Officer
              or
              Richard M. FitzPatrick, 312-917-1300
              Chief Financial Officer